Exhibit 99.1

Demand Media Reports Second Quarter 2014 Results

•                  Revenue ex-TAC of $87.1 Million and Adjusted EBITDA of $10.7 Million

•                  Registrar Revenue Increases 13% Year-over-Year to $41.2 Million

•                  Free Cash Flow of $9.8 Million

SANTA MONICA, CA – August 7, 2014 - Demand Media, Inc. (NYSE: DMD), a leading digital content & media company, today reported financial results for the second quarter ended June 30, 2014.

“The focus on user experience and content improvements we have made over the past several quarters are starting to show positive results,” said Shawn Colo, Interim CEO of Demand Media. “Specifically, Livestrong.com achieved record user registrations and community engagement while returning to historic traffic levels.  These trends demonstrate that continued focus on our core initiatives can deliver long-term stability and growth across our consumer brands.”

Financial Summary
(In millions, except per share amounts)
	Three months ended June 30,
	2014	2013
Total revenue	$89.8	$101.1

Content & Media revenue ex-TAC(1)	$45.9	$60.5
Registrar revenue	41.2	36.6
Total revenue ex-TAC(1)	$87.1	$97.1

Adjusted EBITDA(1)	$10.7	$26.8
Net income (loss)	$(14.3)	$1.1
Adjusted net income (loss)(1)	$(1.0)	$8.8

EPS – diluted(2)	$(0.78)	$0.06
Adjusted EPS(1)(2)	$(0.05)	$0.50

Cash flow from operations	$12.5	$20.8
Free cash flow(1)	$9.8	$7.5

1)             These non-GAAP financial measures are described below and reconciled to their comparable GAAP measures in the accompanying tables.

2)             Demand Media, Inc. common stock share information and related per share amounts included in this earnings release and the accompanying tables have been adjusted retroactively for all periods presented to reflect the one-for-five reverse stock split of Demand Media, Inc. common stock that was effected on August 1, 2014.

Q2 2014 Financial Summary:

•                 Total revenue ex-TAC declined 10% year-over-year, with 13% year-over-year growth in Registrar revenue offset by a 24% decline in Content & Media revenue ex-TAC.  Pro forma for Society6 in the prior year period, total revenue ex-TAC decreased 15%.

•                 Registrar revenue grew 13% year-over-year, primarily due to growth in domain name registrations as well as higher Name.com domains under management.

•                 Owned & Operated revenue decline of 25% was driven primarily by the cumulative effect of traffic declines to key properties, lower aftermarket domain sales, and the strategic shift away from higher CPM direct sold display advertising sales, partially offset by revenue of $6.6 million from Society6, which was acquired at the end of Q2 2013, and mobile monetization growth. Pro forma for Society6,Owned & Operated revenue decreased 31%.

•                 Network revenue ex-TAC declined 19% due to lower revenue from our domain name monetization and social tools businesses.

•                 Adjusted EBITDA decreased 60% year-over-year, primarily reflecting the impact on higher margin revenue from traffic declines and lower domain sales, the inclusion of gTLD operating expenses, and a mix shift to lower margin ecommerce and Registrar revenue.

“The successful separation of the business into two standalone companies marks a significant achievement and milestone for Demand Media,” said Demand Media’s CFO Mel Tang.  “Our continued strong free cash flow generation and healthy balance sheet allow us to continue to make targeted investments to reaccelerate revenue growth and increase shareholder value.”

Business Highlights:

Content & Media:

•                 June 2014 US and Worldwide comScore Rankings:

•                 On a consolidated basis, Demand Media ranked as the #22 US web property and Demand Media’s properties reached more than 75 million unique users worldwide.

•                 eHow.com reached more than 43 million unique users worldwide. In addition, eHow’s international properties reached more than 15 million unique users worldwide.

•                  Livestrong/eHow Health ranked as the #3 Health property in the US, with more than 19 million unique users worldwide.

•                  CollegeHumor/Cracked Network ranked as the #2 Humor property in the US, with more than 10 million unique users worldwide. Cracked.com itself had nearly 5 million unique users worldwide.

•                  Demand Media ranked as the #32 US mobile web property and reached more than 28 million unique mobile users in the US.

•                 During Q2 2014, Society6 membership grew to more than 600,000, a 100% increase from a year ago. Additionally, image uploads increased 22% year-over-year, and there are now more than 1.6 million unique designs available on the site.

Domain Name Services:

•                  Rightside has signed 32 registry operator agreements with ICANN to date, with 13 of its extensions currently in “general availability” phase.

•                  To date, businesses and consumers have registered more than 160,000 new gTLD domains at eNom and Name.com, making Rightside one of the largest distributors of new gTLDs.

•                  Rightside’s back-end registry platform now powers more than 150 of the 262 new gTLDs and has processed almost 800,000 new gTLD domain registrations to date.

Operating Metrics:

	Three months ended June 30,
	2014	2013	% Change
Content & Media Metrics:
Owned & operated
Page views(1) (in millions)	4,493	4,441	1%
RPM(2)	$8.64	$11.64	(26)%

Network of customer websites
Page views(1) (in millions)	1,427	6,557	(78)%
RPM(2)	$6.80	$1.95	248%
RPM ex-TAC(3)	$4.96	$1.33	272%

Registrar Metrics:
End of Period # of Domains (4) (in millions)	15.6	14.2	10%
Average Revenue per Domain (5)	$10.65	$10.39	3%

(1)         Page views represent the total number of web pages viewed across (a) our owned and operated websites and/or (b) our network of customer websites, to the extent that the viewed customer web pages host our monetization, social media and/or content services.

(2)         RPM is defined as Content & Media revenue per one thousand page views.

(3)         RPM ex-TAC is defined as Content & Media revenue ex-TAC per one thousand page views.

(4)         A domain is defined as an individual domain name registered by a third-party customer on our platform for which we have begun to recognize revenue.

(5)         Average revenue per domain is calculated by dividing Registrar revenue for a period by the average number of domains registered in that period.  Average revenue per domain for partial year periods is annualized.

Q2 2014 Operating Metrics:

•                 Owned & Operated page views increased 1% year-over-year to 4.5 billion, driven primarily by traffic growth on our international websites as well as mobile page view growth on Cracked.com and Livestrong.com, which more than offset the continuing impact of desktop traffic declines.  Owned & Operated RPM decreased 26% year-over-year, reflecting the mix shift to lower yielding international and mobile page views, lower domain sales, and a strategic shift away from higher CPM direct display advertising, offset partially by revenue generated by Society6.

•                 Network page views decreased 78% year-over-year to 1.4 billion, reflecting the Company’s decision in Q3 2013 to reduce the number of network partner sites we represent as part of our Indieclick network.  Network RPM ex-TAC increased 272% year-over-year, reflecting the removal of lower monetizing page views from the Indieclick network.

•                 End of period domains increased 10% year-over-year to 15.6 million, driven by growth in domain registrations as well as from Name.com.

Conference Call and Webcast Information

Demand Media will host a corresponding conference call and live webcast at 4:30 p.m. Eastern time today.  To access the conference call, dial 800-890-0881 (US/CAN) or 719-325-2167 (International) and reference conference ID 1968935. To participate on the live call, analysts should dial-in at least 10 minutes prior to the commencement of the call.  A live webcast also will be available on the Investor Relations section of the Company’s corporate website at http://ir.demandmedia.com and via replay beginning approximately two hours after the completion of the call.

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use certain non-GAAP financial measures described below.  The presentation of this additional financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Measures” included at the end of this release.

The non-GAAP financial measures presented in this release are the primary measures used by the Company’s management and board of directors to understand and evaluate its financial performance and operating trends, including period-to-period comparisons, to prepare and approve its annual budget and to develop short and long term operational plans. Additionally, Adjusted EBITDA has been the primary measure used by the compensation committee of the Company’s board of directors to establish the funding targets for and to fund its annual bonus pool for the Company’s employees and executives. We believe our presented non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) management frequently uses them in its discussions with investors, commercial bankers, securities analysts and other users of its financial statements.

Revenue ex-TAC is defined by the Company as GAAP revenue less traffic acquisition costs (TAC). TAC comprises the portion of Content & Media GAAP revenue shared with the Company’s network customers. Management believes that Revenue ex-TAC is a meaningful measure of operating performance because it is frequently used for internal managerial purposes and helps facilitate a more complete period-to-period understanding of factors and trends affecting the Company’s underlying revenue performance of its Content & Media service offering.

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) is defined by the Company as net income (loss) before income tax expense (benefit), interest and other income (expense),net, depreciation, amortization, stock-based compensation, as well as the financial impact of acquisition and realignment costs, the formation expenses directly related to its gTLD initiative, net gains or losses on withdrawals of interest in gTLD applications, and any gains or losses on certain asset sales or dispositions. Acquisition and realignment costs include such items, when applicable, as (1) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (2) legal, accounting and other professional fees directly attributable to acquisition activity, (3) employee severance and other payments attributable to acquisition or corporate realignment activities and (4) expenditures related to the separation of Demand Media into two distinct publicly traded companies. Management does not consider these costs to be indicative of the Company’s core operating results.

Management believes that this non-GAAP financial measure reflects the Company’s business in a manner that allows for meaningful period-to-period comparisons and analysis of trends. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of the Company’s underlying recurring revenue and operating costs, which is focused more closely on the current costs necessary to utilize previously acquired long-lived assets. In addition, management believes that it can be useful to exclude certain non-cash charges because the amount of such expenses is the result of long-term investment decisions in previous periods rather than day-to-day operating decisions. For example, due to the long-lived nature of a majority of its media content, the revenue generated by the Company’s media content assets in a given period bears little relationship to the amount of its investment in media content in that same period. Accordingly, management believes that content acquisition costs represent a discretionary long-term capital investment decision undertaken at a point in time. This investment decision is clearly distinguishable from other ongoing business activities, and its discretionary nature and long-term impact differentiate it from specific period transactions, decisions regarding day-to-day operations, and activities that would have an immediate impact on operating or financial performance if materially changed, deferred or terminated.

Adjusted Earnings Per Share (Adjusted EPS) is defined by the Company as Adjusted Net Income divided by the weighted average number of shares outstanding. Adjusted Net Income (Loss) is defined by the Company as net income (loss) before the effect of stock-based compensation, amortization of intangible assets acquired via business combinations, accelerated amortization of content intangible assets removed from service, accelerated depreciation of fixed assets removed from services due to restructuring, acquisition and realignment costs, the formation expenses directly related to its gTLD initiative, net gains or losses on withdrawals of interest in gTLD applications, and any gains or losses on certain asset sales or dispositions, and is calculated using the application of a normalized effective tax rate. Acquisition and realignment costs include such items, when applicable, as (1) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (2) legal, accounting and other professional fees directly attributable to acquisition activity, (3) employee severance and other payments attributable to acquisition or corporate realignment activities, and (4) expenditures related to the separation of Demand Media into two distinct publicly traded companies. Management does not consider these costs to be indicative of the Company’s core operating results.

Management believes that Adjusted Net Income and Adjusted EPS provide investors with additional useful information to measure the Company’s underlying financial performance, particularly from period to period, because these measures are exclusive of certain non-cash expenses not directly related to the operation of its ongoing business (such as amortization of intangible assets acquired via business combinations, as well as certain other non-cash expenses such as purchase accounting adjustments and stock-based compensation) and include a normalized effective tax rate based on the Company’s statutory tax rate.

Discretionary Free Cash Flow is defined by the Company as net cash provided by operating activities excluding cash outflows from acquisition and realignment activities, including expenditures related to the separation of Demand Media into two distinct publicly traded companies, and the formation expenses directly related to its gTLD initiative, less capital expenditures to acquire property and equipment. Free Cash Flow is defined by the Company as Discretionary Free Cash Flow less investments in intangible assets and is not impacted by net payments for gTLD applications, which were $11.5 million for the six months ended June 30, 2014, or net proceeds from the withdrawal of interest in gTLD applications, which were $6.1 million for the six months ended June 30, 2014.

Management believes that Discretionary Free Cash Flow and Free Cash Flow provide investors with additional useful information to measure operating liquidity because they reflect the Company’s underlying cash flows from recurring operating activities after investing in capital assets and intangible assets. These measures are used by management, and may also be useful for investors, to assess the Company’s ability to generate cash flow for a variety of strategic opportunities, including reinvestment in the business, pursuing new business opportunities, potential acquisitions, payment of dividends and share repurchases.

The use of these non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense, or cash flows that affect the Company’s operations. An additional limitation of these non-GAAP financial measures is that they do not have standardized meanings, and therefore other companies may use the same or similarly named measures but exclude different items or use different computations. Management compensates for these limitations by reconciling these non-GAAP financial measures to their most comparable GAAP financial measures within its financial press releases. Non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from the non-GAAP financial information used by other companies, including peer companies, and therefore comparability may be limited. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure. The accompanying tables have more details on the GAAP financial measures and the related reconciliations.

About Demand Media

Demand Media, Inc. (NYSE: DMD) is a leading digital content & media company that informs and entertains one of the Internet’s largest audiences, helps advertisers find innovative ways to engage with their customers and enables publishers and individuals to expand their online presence. Headquartered in Santa Monica, CA, Demand Media has offices in North America and South America. For more information about Demand Media, please visit www.demandmedia.com.

About Rightside

Rightside™ inspires and delivers new possibilities for consumers and businesses to define and present themselves online. The company, with its affiliates, is a leading provider of domain name services, offering one of the industry’s most comprehensive platforms for the discovery, registration, development, and monetization of domain names. This includes more than 16 million names under management, the most widely used domain name reseller platform, more than 20,000 distribution partners, an award-winning retail registrar, the leading domain name auction service through its NameJet joint venture and an interest in approximately 100 new Top Level Domain registry operator agreements or applications through its affiliate, United TLD Holdco Limited, trading as Rightside Registry. Rightside is home to some of the most admired brands in the industry, including eNom, Name.com, and NameJet (in partnership with Web.com). Headquartered in Kirkland, WA, Rightside has offices in North America, Europe and Australia. For more information please visit www.rightside.co.

Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements involve risks and uncertainties regarding the Company’s future financial performance, and are based on current expectations, estimates and projections about our industry, financial condition, operating performance and results of operations, including certain assumptions related thereto. Statements containing words such as guidance, may, believe, anticipate, expect, intend, plan, project, projections, business outlook, and estimate or similar expressions constitute forward-looking statements. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. Potential risks and uncertainties that could affect our operating and financial results are described in our annual report on Form 10-K for the fiscal year ending December 31, 2013 filed with the Securities and Exchange Commission (http://www.sec.gov) on March 17, 2014, as such risks and uncertainties may be updated in our annual and quarterly reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, without limitation, information under the captions Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations. These risks and uncertainties include, among others: the impact of the separation of our business into two separate smaller, less diversified public companies; the expectation that the separation transaction is tax-free; revenue and growth expectations for the two independent companies, and the ability of each company to operate as an independent entity, following the separation transaction; changes in the methodologies of internet search engines, including ongoing algorithmic changes made by Google as well as possible future changes, and the impact such changes may have on page view growth and driving search related traffic to our owned & operated websites and the websites of our network customers; the impact of product and ad format changes to improve user experience; changes in our content creation and distribution platform, including the removal of content and article rewrites designed to improve user experience, the possible repurposing of content to alternate distribution channels, and reduced investments in intangible assets; our ability to successfully grow adjacent lines of business such as commerce and content solutions as part of our growth strategy; the effects of shifting consumption of media content from desktop to mobile; our ability to successfully pursue and implement our gTLD initiative; our dependence on material agreements with a specific business partner for a significant portion of our revenue; changes in amortization or depreciation expense due to a variety of factors; potential write downs, reserves against or impairment of assets including receivables, goodwill, intangibles (including media content) or other assets; and our ability to retain key personnel. From time to time, we may consider acquisitions or divestitures that, if consummated, could be material. Any forward-looking statements regarding financial metrics are based upon the assumption that no such acquisition or divestiture is consummated during the relevant periods. If an acquisition or divestiture were consummated, actual results could differ materially from any forward-looking statements.  The Company does not intend to revise or update the information set forth in this press release, except as required by law, and may not provide this type of information in the future.

# # #

(Tables Follow)

Investor Contact:	Media Contact:

Brinlea Johnson	David Glaubke
The Blueshirt Group	Demand Media, Inc.
(310) 917-6426	(310) 917-6490
IR@demandmedia.com	david.glaubke@demandmedia.com

Demand Media, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Service revenue	$83,086	$101,066	$166,046	$201,686
Product revenue	6,680	-	13,472	-
Total revenue	89,766	101,066	179,518	201,686
Service costs (exclusive of amortization of intangible assets shown separately below)(1)(2)	51,269	48,575	100,406	96,752
Product costs	5,046	-	10,001	-
Sales and marketing(1)(2)	6,797	12,243	15,728	26,326
Product development(1)(2)	10,056	10,742	21,328	21,902
General and administrative(1)(2)	18,733	17,622	36,448	33,997
Amortization of intangible assets	9,785	10,551	21,414	20,110
Interest expense	929	159	1,694	305
Other (income) expense, net	65	45	(1,239)	123
Gain on sale of assets, net	(887)	(1,229)	(5,747)	(1,229)
Income (loss) before income taxes	(12,027)	2,358	(20,515)	3,400
Income tax expense	(2,306)	(1,240)	(4,774)	(1,613)
Net income (loss)	$(14,333)	$1,118	$(25,289)	$1,787

Net income (loss) per share – basic(3)	$(0.78)	$0.06	$(1.39)	$0.10
Net income (loss) per share – diluted(3)	$(0.78)	$0.06	$(1.39)	$0.10
Weighted average number of shares - basic(3)	18,286	17,474	18,229	17,400
Weighted average number of shares - diluted(3)	18,286	17,691	18,229	17,629

(1) Stock-based compensation expense included in the line items above:
Service costs	$521	$726	$923	$1,337
Sales and marketing	355	1,406	1,180	3,329
Product development	1,183	1,270	2,142	2,435
General and administrative	3,305	3,478	6,386	7,042
Total stock-based compensation expense	$5,364	$6,880	$10,631	$14,143
(2) Depreciation expense included in the line items above:
Service costs	$2,878	$3,466	$6,491	$7,448
Sales and marketing	58	99	114	206
Product development	171	225	349	461
General and administrative	1,625	1,094	3,554	2,114
Total depreciation	$4,732	$4,884	$10,508	$10,229

(3)         Demand Media, Inc. common stock share information and related per share amounts included in this earnings release and the accompanying tables have been adjusted retroactively for all periods presented to reflect the one-for-five reverse stock split of Demand Media, Inc. common stock that was effected on August 1, 2014.

Demand Media, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$131,588	$153,511
Accounts receivable, net	27,608	33,301
Prepaid expenses and other current assets	8,022	7,826
Deferred registration costs	73,708	66,273
Assets held-for-sale	18,038	-
Total current assets	258,964	260,911
Deferred registration costs, less current portion	14,037	12,514
Property and equipment, net	37,132	42,193
Intangible assets, net	76,707	88,766
Goodwill	334,882	347,382
Other assets	26,995	25,322
Total assets	$748,717	$777,088
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$9,825	$12,814
Accrued expenses and other current liabilities	38,607	34,679
Deferred tax liabilities	22,431	22,415
Current portion of long-term debt	-	15,000
Deferred revenue	94,572	84,955
Liabilities related to assets held-for-sale	616	-
Total current liabilities	166,051	169,863
Deferred revenue, less current portion	18,747	16,929
Other liabilities	10,105	13,041
Long-term debt	73,750	81,250
Stockholders’ equity (deficit)
Common Stock	11	11
Additional paid-in capital	620,988	611,028
Accumulated other comprehensive income (loss)	(110)	502
Treasury stock at cost	(30,767)	(30,767)
Accumulated deficit	(110,058)	(84,769)
Total stockholders’ equity	480,064	496,005
Total liabilities and stockholders’ equity	$748,717	$777,088

Demand Media, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Cash flows from operating activities
Net Income (loss)	$(14,333)	$1,118	$(25,289)	$1,787
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	14,517	15,435	31,922	30,339
Stock-based compensation	5,364	6,880	10,631	14,143
Gain on other assets, net	(887)	(1,229)	(5,747)	(1,229)
Other	2,301	720	3,155	929
Change in operating assets and liabilities, net of effect of acquisitions	5,492	(2,125)	3,470	1,645
Net cash provided by operating activities	12,454	20,799	18,142	47,614
Cash flows from investing activities
Purchases of property and equipment	(3,120)	(8,978)	(5,910)	(14,803)
Purchases of intangible assets	(1,050)	(6,175)	(4,314)	(10,028)
Proceeds from gTLD withdrawals, net	1,006	1,384	6,105	1,384
Payments for gTLD applications, net	(11,060)	-	(11,460)	-
Cash paid for acquisitions, net of cash acquired	-	(67,137)	-	(73,229)
Other	120	511	1,291	511
Net cash used in investing activities	(14,104)	(80,395)	(14,288)	(96,165)
Cash flows from financing activities
Long-term debt (repayments) borrowing	(18,750)	20,000	(22,500)	20,000
Proceeds from exercises of stock options and contributions to ESPP	72	1,603	252	3,349
Repurchases of common stock	-	-	-	(4,835)
Payments of withholding tax on net exercise of stock-based awards	(799)	(1,316)	(1,646)	(2,699)
Cash paid for acquisition holdback	(1,042)	-	(1,542)	-
Other	(179)	(173)	(296)	(265)
Net cash used in financing activities	(20,698)	20,114	(25,732)	15,550
Effect of foreign currency on cash and cash equivalents	(27)	(13)	(45)	(56)
Change in cash and cash equivalents	(22,375)	(39,495)	(21,923)	(33,057)
Cash and cash equivalents, beginning of period	153,963	109,371	153,511	102,933
Cash and cash equivalents, end of period	$131,588	$69,876	$131,588	$69,876

Demand Media, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures

(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Revenue ex-TAC:
Content & Media revenue	$48,532	$64,499	$99,155	$129,790
Less: traffic acquisition costs (TAC)	(2,618)	(4,045)	(4,972)	(9,481)
Content & Media revenue ex-TAC	45,914	60,454	94,183	120,309
Registrar revenue	41,234	36,567	80,363	71,896
Total revenue ex-TAC	$87,148	$97,021	$174,546	$192,205
Adjusted EBITDA:
Net income (loss)	$(14,333)	$1,118	$(25,289)	$1,787
Income tax expense	2,306	1,240	4,774	1,613
Interest and other (income) expense, net	994	204	455	428
Gain on gTLD application withdrawals, net(1)	(887)	(1,229)	(5,747)	(1,229)
Depreciation and amortization	14,517	15,435	31,922	30,339
Stock-based compensation	5,364	6,880	10,631	14,143
Acquisition and realignment costs(2)	2,756	1,076	5,478	1,452
gTLD expense(3)	-	2,052	-	3,670
Adjusted EBITDA	$10,717	$26,776	$22,224	$52,203
Discretionary and Total Free Cash Flow:
Net cash provided by operating activities	$12,454	$20,799	$18,142	$47,614
Purchases of property and equipment	(3,120)	(8,978)	(5,910)	(14,803)
Acquisition and realignment cash flows(2)	1,471	599	3,884	901
gTLD expense cash flows(3)	-	1,242	-	2,363
Discretionary Free Cash Flow	10,805	13,662	16,116	36,075
Purchases of intangible assets	(1,050)	(6,175)	(4,314)	(10,028)
Free Cash Flow	$9,755	$7,487	$11,802	$26,047
Adjusted Net Income (Loss) and Adjusted EPS:
Net income (loss)	$(14,333)	$1,118	$(25,289)	$1,787
(a) Stock-based compensation	5,364	6,880	10,631	14,143
(b) Amortization of intangibles - M&A	3,177	3,024	7,977	5,815
(c) Acquisition and realignment costs(2)	2,756	1,076	5,478	1,452
(d) Gain on gTLD application withdrawals, net(1)	(887)	(1,229)	(5,747)	(1,229)
(e) Gain on sale of RetailMeNot shares	-	-	(1,362)	-
(f) Accelerated depreciation related to restructuring	-	-	931	-
(g) Content intangible assets removed from service(4)	-	-	-	66
(h) gTLD expense(3)	-	2,052	-	3,670
Income tax effect of items (a) - (h) & application of 38% statutory tax rate to pre-tax income (loss)	2,921	(4,141)	5,765	(8,767)
Adjusted Net Income (Loss)	$(1,002)	$8,780	$(1,616)	$16,937
Adjusted EPS – diluted(5)	$(0.05)	$0.50	$(0.09)	$0.96
Shares used to calculate adjusted EPS – diluted(5)	18,286	17,691	18,229	17,629

(1)     Net gains on withdrawals of interest in gTLD applications, included in gain on other assets, net.

(2)     Acquisition and realignment costs include such items, when applicable, as (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance and other payments attributable to acquisition or corporate realignment activities and (d) expenditures related to the separation of Demand Media into two distinct publicly traded companies. Management does not consider these costs to be indicative of the Company’s core operating results.

(3)     Comprises formation expenses directly related to the Company’s gTLD initiative that did not generate associated revenue in 2013.

(4)     The Company elected to remove certain content assets from service, resulting in accelerated amortization expense.

(5)     Demand Media, Inc. common stock share information and related per share amounts included in this earnings release and the accompanying tables have been adjusted retroactively for all periods presented to reflect the one-for-five reverse stock split of Demand Media, Inc. common stock that was effected on August 1, 2014.

Demand Media, Inc. and Subsidiaries

Unaudited GAAP Revenue, by Revenue Source

(In thousands)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Content & Media:
Owned & operated websites	$38,833	$51,709	$79,585	$101,412
Network of customer websites	9,699	12,790	19,570	28,378
Total revenue – Content & Media	48,532	64,499	99,155	129,790
Registrar	41,234	36,567	80,363	71,896
Total revenue	$89,766	$101,066	$179,518	$201,686

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Content & Media:
Owned & operated websites	43%	51%	44%	50%
Network of customer websites	11%	13%	11%	14%
Total revenue – Content & Media	54%	64%	55%	64%
Registrar	46%	36%	45%	36%
Total revenue	100%	100%	100%	100%